Exhibit 10.85.3

After Recording Return To:

Luther C. Curtis, Esq.

Miller & Martin PLLC

1180 West Peachtree Street NW

Suite 2100

Atlanta, Georgia 30309

Space Above This Line for Recording Data

FEE AND LEASEHOLD DEED OF TRUST,

SECURITY AGREEMENT AND FIXTURE FILING

THIS FEE AND LEASEHOLD DEED OF TRUST SECURITY AGREEMENT AND FIXTURE FILING (hereinafter referred to as “Deed”), made to be effective as of the 4th day of February, 2021, by and between LF3 AURORA, LLC, a Delaware limited liability company (“LF3”), having an address at 1635 43rd Street South, Suite 205, Fargo, ND 58103 and LF3 AURORA TRS, LLC, a Delaware limited liability company (“TRS”), having an address at 1635 43rd Street South, Suite 205, Fargo, ND 58102, collectively as mortgagor (LF3 and TRS hereinafter collectively referred to as “Borrower”) in favor of the Public Trustee of Arapahoe County Colorado (“Trustee”) and ACCESS POINT FINANCIAL, LLC, a Delaware limited liability company as beneficiary, having an address at 1 Ravinia Drive, Suite 900, Atlanta, Georgia 30346 (“Beneficiary”).

WITNESSETH, that for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other valuable considerations, the receipt and sufficiency whereof are hereby acknowledged, and in order to secure the indebtedness and other obligations of Borrower hereinaf- ter set forth, the parties hereto agree as follows:

1. Definition of Terms. As used herein, the following terms shall have the following meanings:

1.1       Borrower’s Notice Address: 165 43rd Street South, Suite 205, Fargo, ND 58103.

1.2       Casualty: as defined in Paragraph 5.1.

1.3       Contested Sum: as defined in clause (e) of Paragraph 4.1.

1.4       Events of Default: as defined in Paragraph 7.1.

1.5       Franchise Agreement: that certain Franchise Agreement dated February 4, 2021 by and between TRS and Franchisor.

1.6       Franchisor: Marriott International, Inc.

1.7       Improvements: all buildings, structures, and other improvements now or hereafter existing, erected or placed on the Land, or in any way used in connection with the use, enjoyment, occupancy or operation of the Land or any portion thereof; all fixtures and other articles of every kind and nature whatsoever now or hereafter owned by Borrower and used or procured for use in connection with the operation and maintenance of the Realty or Personalty.

1.8       In its Sole Discretion: as defined in Paragraph 9.8.

1.9       Insurance Premiums: as defined in Paragraph 4.3.

1.10     Insurance Proceeds: as defined in clause (a) of Paragraph 5.3.

1.11     Laws: as defined in clause (c) of Paragraph 4.2.

1.12     Land: the land described in Exhibit “A” attached hereto, together with all estate, title, interest, title reversion rights, rents, increases, issues, profits, rights of way or uses, additions, accretions, servitudes, gaps, gores, liberties, privileges, water rights, water courses, alleys, streets, passages, ways, vaults, adjoining strips of ground, licenses, tenements, franchises, hereditaments, rights, appurtenances and easements, now or hereafter owned by Borrower and existing, belonging or appertaining to the Land, all claims or demands whatsoever of Borrower therein or thereto, either in law or in equity, in possession or in expectancy, and all estate, right, title and interest of Borrower in and to all streets, roads and public places opened or proposed, now or appertaining to, the Land.

1.13     Leases: all agreements for the rental of hotel rooms, leases, tenancies, licenses, subleases, assignments and/or other agreements or arrangements (including, without limitation, any and all guarantees of any of the foregoing) heretofore or hereafter entered into affecting the use, enjoyment or occupancy of, or the conduct of any activity upon or in, the Property and the Improvements, including any extensions, renewals, modifications or amendments thereof (collectively, the “Leases”) and all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Property and the Improvements, including, without limitation, all hotel receipts, revenues and credit card receipts collected from guest rooms, restaurants, bars (including, without limitation, service charges for employees and staff), mini- bars, meeting rooms, banquet rooms, apartments, parking, and recreational facilities, health club membership fees, food and beverage wholesale and retail sales, service charges, convention services, special events, audio-visual services, boat cruises, travel agency fees, telephone charges, laundry services, vending machines and otherwise, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the possession, use and occupancy of all or any portion of the Property and the Improvements or personalty located thereon, or rendering of services by Borrower or any operator or manager of the hotel or the commercial space located in the Improvements or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space, and charges for services such as room service, telecommunication and video, electronic mail, internet connection and other communications and entertainment services), license, lease, sublease and concession fees and rentals, and proceeds, if any, from business interruption or other loss of income insurance and any other items of revenue which would be included in operating revenues under the Uniform System of Accounts for Lodging Industry, current edition (the “Rents”), together with all proceeds from the sale or other disposition of the Leases and the right to receive and apply the Rents to the payment of the Secured Debt, however to the right power, and authority (the “License”) granted Borrower herewith to collect and apply the Rents as provided herein.

1.14     Loan Agreement: a certain Loan Agreement between Borrower and Beneficiary and all modifications or amendments thereto or extensions thereof.

1.15     Lease Assignment: a certain Assignment of Rents and Leases between Borrower and Beneficiary and all modifications or amendments thereto or extensions thereof.

1.16     Loan Documents: this Deed, the Note, the Loan Agreement, the Lease Assignment, and any and all other documents or instruments related thereto or to the Secured Debt now or hereafter given by or on behalf of Borrower to Beneficiary.

1.17     Maturity Date: January 5, 2024, subject to extension as provided in the “Note” (as hereafter defined).

1.18     Maximum Secured Amount: shall mean 150% of the maximum principal indebtedness set forth in the Note, plus amounts which may be advanced by the Beneficiary in protection of the Property or this Deed.

1.19     Note: a certain Promissory Note made by Borrower in favor or Beneficiary in the amount of $15,000,000.00 and all modifications, renewals and extensions thereof, which Note is payable in monthly installments until the Maturity Date subject to any call option of Beneficiary to accelerate the principal due as may be set forth in the Note. The Note constitutes a business or commercial loan and is not a consumer loan.

1.20     Parties in Interest: as defined in clause (d) of Paragraph 7.1.

1.21     Personalty: all of Borrower’s interest in the personal property of any kind or nature whatsoever, whether tangible or intangible, whether or not any of such personal property is now or becomes a “fixture” or attached to the Realty, which is used or will be used in the construction of, or is or will be placed upon, or is derived from or used in connection with, the maintenance, use, occupancy or enjoyment of the Realty, including, without limitation, all accounts, documents, instruments, chattel paper, equipment, general intangibles, inventory (as those terms are defined in the Uniform Commercial Code of the State of Colorado), those items of personal property listed on Exhibit “B” attached hereto, all plans and specifications, contracts and subcontracts for the construction, reconstruction or repair of the Improvements, bonds, permits, licenses, guarantees, warranties, causes of action, judgments, claims, profits, rents, security deposits, utility deposits, refunds of fees or deposits paid to any governmental authority, letters of credit, policies and proceeds of insurance, together with all present and future attachments, accretions, accessions, replacements and additions thereto and products and proceeds thereof.

1.22     Property: all of Borrower’s rights in the Realty and Personalty or any portion thereof or interest therein, except as the context otherwise requires. For avoidance of doubt the term “Property” shall be deemed to include all of Borrower’s interest in the property and rights described in Section 2(a) through (e) below.

1.23     Property Liabilities: as defined in clause (d) of Paragraph 4.1.

1.24     Property Taxes and Charges: as defined in clause (b) of Paragraph 4.1.

1.25     Realty: the Land and Improvements or any portion thereof or interest therein, as the context requires.

1.26     Secured Debt: to the extent not prohibited by applicable Laws, collectively (and each, a “Secured Debt”) (a) all indebtedness and other obligations now owing or hereafter incurred by Borrower to Beneficiary pursuant to the Note and the other Loan Documents, and includes, without limitation, all principal, interest, additional interest, fees, late charges and other sums, charges, premiums and other amounts due or to become due under the Note and Loan Documents, together with any other sums expended or advanced by Beneficiary under the Loan Documents or otherwise with respect to the care or preservation of the Property or the enforcement of the Loan Documents, including, without limitation, any legal fees or costs incurred by the Beneficiary; (b) each renewal, extension, consolidation or refinancing of any of the foregoing, in whole or in part; (c) every other liability now or hereafter owing by the Borrower to the Beneficiary, including, without limitation, every liability, whether owing only by Borrower or by Borrower with one or more others in a several, joint or joint and several capacity, whether owing absolutely or contingently, whether created by note, overdraft, guaranty of payment or other contract or by quasi-contract, tort, statute or other operation of law, whether incurred directly to Beneficiary or acquired by Beneficiary by purchase, pledge or otherwise; and (d) all costs and expenses, including attorney fees, incurred by Beneficiary in connection with the Note, the Loan Documents, or in connection with the collection of any portion of the indebtedness or other obligations described in (a), (b), or (c) hereof.

1.27   Taking: as defined in Paragraph 5.1.

1.28     Taking Proceeds: as defined in clause (a) of Paragraph 5.3.

2.         Granting Clauses. For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower has executed and delivered the Loan Documents and hereby irrevocably and absolutely grants, transfers, assigns, mortgages, bargains, sells and conveys to Trustee IN TRUST FOREVER WITH ALL POWERS OF SALE AND RIGHT OF ENTRY AND POSSESSION all of Borrower’s estate, right, title, and interest in, to and under the Property and any and all of the following, whether now owned or held or hereafter acquired or owned by Borrower (but as for TRS, no right in the Property greater than or extending beyond the rights of TRS under the “Ground Lease” as defined below):

(a)        All of TRS’s leasehold estate in the Land, including TRS’s right, title interest, benefits and privileges arising out of the that certain Lease Agreement dated February 4, 2021 by and between the LF3, as Lessor and TRS as Lessee (the “Ground Lease”)

(b)        All Leases;

(c)        All profits and sales proceeds, including, without limitation, earnest money and other deposits, now or hereafter becoming due by virtue of any contract or contracts for the sale of Borrower’s interest in the Property;

(d)        All proceeds (including claims thereto or demands therefor) of the conversion, voluntary or involuntary, permitted or otherwise, of any of the foregoing into cash or liquidated claims; and

(e)        All Insurance Proceeds and all Taking Proceeds.

FOR THE PURPOSE OF SECURING THE FOLLOWING OBLIGATIONS OF BORROWER TO BENEFICIARY, in such order of priority as Beneficiary may elect:

(1)        Payment of the Secured Debt (not to exceed the Maximum Secured Amount);

(2)        Payment of such additional sums with interest thereon which may hereafter be loaned to Borrower by Beneficiary or advanced under the Loan Documents at the Rate set forth in the Note, even if the sum of the amounts outstanding at any time exceeds the amount of the Note; and;

(3)        Due, prompt and complete observance, performance, fulfillment and discharge of each and every obligation, covenant, condition, warranty, agreement and representation contained in the Loan Documents; and

This Deed is also intended to be a Security Agreement under the Uniform Commercial Code as in force from time to time in the State of Colorado. Accordingly, Borrower hereby grants to Beneficiary a security interest in all items of personal property described hereinabove. Borrower hereby authorizes Beneficiary to file, without execution by Borrower where permitted by law, one or more financing statements or continuation statements and amendments thereto relating to the Personalty. Time is of the essence of the obligations of the parties hereunder.

The information contained below is provided in order that this Deed shall comply with the requirements of the Uniform Commercial Code, for instruments to be filed as financing statements. The names of the “Debtor” and the “Secured Party” and the identity or structure, state organizational number and residence or state of formation of “Debtor” are as set forth below; the mailing address of the Beneficiary which is the “Secured Party” from which information concerning the security interest may be obtained is set forth in introductory paragraph of this Deed. The mailing address of the Borrowers as the “Debtor,” are set forth in the introductory paragraph of this Deed; and a statement indicating the types, or describing the items, of collateral is set forth in Section 2 below and in Exhibit B attached hereto.

(a)	Name of First Debtor:	LF3 AURORA, LLC
	Identity or Structure:	limited liability company
	State Organizational Number:	3638816
	Residence or state of formation:	Delaware

(b)	Name of Second Debtor:	LF3 AURORA TRS, LLC
	Identity or Structure:	limited liability company
	State Organizational Number:	3638847
	Residence or state of formation:	Delaware

(c)	Name of Secured Party:	Access Point Financial, LLC
(d)	Description of the types
(or items) of property covered
	by this Fixture Filing:	See granting clauses of Section 2 and Exhibit “B” hereto.

(e)	Description of real estate to which the collateral is attached or upon which it is or will be located:	See Exhibit “A” hereto.

TO HAVE AND TO HOLD all and singular the Property and all parts thereof unto Trustee and its successors and assigns forever, subject, however, to the terms and conditions herein.

3.           Representations and Warranties. It is a condition of this Deed that the warranties and representations below in this Paragraph be true, correct and complete at all times, and Borrower hereby represents to the best of its knowledge and belief and warrants to Beneficiary as follows:

3.1       Due Organization, Authority. Borrower is a limited liability company that is duly organized and validly existing, and in good standing under the laws of the State of Delaware and registered to do business in the State of Colorado and has power adequate to carry on its business as presently conducted, to own the Property, to make and enter into the Loan Documents and to carry out the transactions contemplated therein.

3.2       Execution, Delivery and Effect of Loan Documents. The Loan Documents have each been duly authorized, executed and delivered by Borrower, and each is a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and subject to the exercise of judicial discretion in accordance with general principles of equity (regardless whether enforcement is sought in a proceeding in equity or at law).

3.3       Other Obligations. Borrower is not in violation of any term or provision of any document governing its organization or existence or in default under any instrument or obligation relating to Borrower’s business, Borrower’s assets or the Property. No party has asserted any claim or default relating to any of the Borrower’s assets or the Property. The execution and performance of the Loan Documents and the consummation of the transactions contemplated thereby will not result in any breach of, or constitute a default under, any contract, agreement, document or other instrument to which Borrower is a party or by which Borrower may be bound or affected, and do not and will not violate or contravene any Law to which Borrower is subject; nor do any such instruments impose or contemplate any obligations which are or will be inconsistent with the Loan Documents. Borrower has filed all federal, state, county and municipal income tax returns required to have been filed by Borrower and has paid all taxes which have become due pursuant to such returns or pursuant to any assessments received by Borrower. Borrower does not know of any basis for additional assessment with regard to any such tax. No approval by, authorization of, or filing with any federal, state or municipal or other governmental commission, board or agency or other governmental authority is necessary in connection with the authorization, execution and delivery of the Loan Documents.

3.4       Construction and Completion of Improvements. The Improvements have been completed and installed in a good and workmanlike manner, in compliance with all Laws and the plans and specifications previously delivered to Beneficiary. The Improvements are served by electric, gas, sewer, water, telephone and other utilities required for the contemplated uses and operation thereof. Any and all streets, other off-site improvements, access to the Property necessary for its contemplated uses and operation and service by utilities have been completed, are serviceable and have been accepted or approved by appropriate governmental bodies.

Borrower understands that any septic system or sewage treatment facility or sewer line on the Property or to be constructed from the Property to a public sewer line and all personal property and rights therein are conveyed to Trustee hereunder as part of the Property, whether located on the Property as described in Exhibit “A” or adjacent to or connected with the same. Borrower covenants not to allow any tie-ons or connections to any such sewer facility or sewer line or to allow any person to use the sewer facility or sewer line or to make any modifications in the plans and specification or construction contract for the construction of any such sewer facility or sewer line without the written consent of Beneficiary which shall not be unreasonably withheld or delayed. Borrower understands that such consent may be withheld and/or conditioned upon receipt of documentation and assurances acceptable to the Beneficiary, and that the Beneficiary will have the first right and lien as secured hereby to any monies or revenues arising from any such tie-ons, connections, or use.

3.5       Legal Actions. There are no (i) actions, suits or proceedings including, without limitation, any condemnation, insolvency or bankruptcy proceedings, pending or, to the best of Borrower’s knowledge and belief, threatened against or affecting Borrower, its business or the Property, or (ii) investigations, at law or in equity, before or by any court or governmental authority, pending or, to the best of Borrower’s knowledge and belief, threatened against or affecting Borrower, Borrower’s business or the Property, except actions, suits and proceedings fully covered by insurance and previously fully disclosed in writing to Beneficiary. Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or any governmental authority affecting Borrower or the Property. Furthermore, to the best knowledge and belief of Borrower, there is no basis for any unfavorable decision, ruling or finding by any court or governmental authority which would in any material respect adversely affect (a) the validity or enforceability of the Loan Documents, or (b) the condition (financial or otherwise) or ability of Borrower to meet Borrower’s obligations under the Loan Documents.

3.6       Financial Statements. All statements, financial or otherwise, submitted to Beneficiary in connection with the transaction evidenced by the Loan Documents are true, correct and complete in all respects, and all such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the financial condition of the parties or entities covered by such statements as of the date thereof and no additional borrowings have been made by such parties or entities or any of them, since the date thereof, nor has Borrower, or any such party or entity experienced a material, adverse change in its finances, business, operations, affairs or prospects since the date thereof. Borrower and each such party or entity is now solvent.

3.7         [Reserved]

3.8       Title to Property. LF3 has good and clear record and marketable title in fee simple to the Realty and good and merchantable title to the Personalty and LF3 shall and will warrant and forever defend the title thereto and Trustee’s first and prior lien thereto unto Trustee, its successors and assigns, against the claims of all persons whomsoever.

3.9       Compliance with Laws and Private Covenants. To the best of Borrower’s knowledge and belief, the Property complies with all Laws. The Land is a separate and distinct parcel for tax purposes and shall not become subject to Property Taxes and Charges against any other land. Borrower has examined and is familiar with any applicable agreements affecting the Land and there now exists no violation of any such agreements. Borrower has no notice that any of the Improvements encroaches upon any easement over the Land or upon adjacent property.

3.10     Independence of the Property. Borrower has not by act or omission permitted any building or other improvements on property not covered by this Deed to rely on the Property or any part thereof or any interest therein to fulfill any municipal or governmental requirement for the existence of such property, building or improvements; and no Improvement on the Property shall rely on any property not covered by this Deed or any interest therein to fulfill any governmental or municipal requirement. Borrower has not by act or omission impaired the integrity of the Property as a single, separate, subdivided zoning lot separate and apart from all other property.

4.         Borrower’s Covenants.

4.1       Payments.

(a)          Secured Debt. Borrower shall pay or cause to be paid promptly to Beneficiary, when due and in the manner prescribed an any governing documents, including, without limitation the Loan Documents, any indebtedness constituting a Secured Debt, as that term is defined in Section 1.26 of this Deed.

(b)          Property Taxes and Charges. Except as provided in Paragraph 4.1(e), Borrower shall pay, prior to delinquency, all real estate taxes and personal property taxes, betterments, assessments (general and special), imports, levies, water, utility and sewer charges, and any and all income, franchise, withholding, profits and gross receipts taxes, other taxes and charges, all other public charges whether of a like or different nature, imposed upon or assessed against Borrower or the Property or upon the revenues, rents, issues, income and profits or use or possession thereof, and any stamp or other taxes which may be required to be paid with respect to any of the Loan Documents, any of which might, if unpaid, result in a lien on the Property, regardless to whom paid or assessed (“Property Taxes and Charges”). Borrower shall furnish Beneficiary with receipts showing payment of the Property Taxes and Charges prior to the applicable delinquency date thereof.

As used in this Paragraph 4.1(b), the term “real estate taxes” shall include any form of assessment, license fee, license tax, business license fee, business license tax, commercial rental tax, levy, charge, penalty, tax or similar imposition, imposed by any authority having the direct power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement or special assessment district thereof, against any legal or equitable interest in the Property.

If requested by Beneficiary, Borrower shall cause to be furnished to Beneficiary reports from a tax reporting service covering the Property of the type and duration, and with a company satisfactory to Beneficiary.

(c)          Taxes on Beneficiary. If any Law of the State of Colorado or the United States or any other governmental authority imposes upon Beneficiary the obligation to pay the whole or any part of the Property Taxes and Charges or changes in any way the Laws relating to taxation so as to adversely affect the Loan Documents or Beneficiary, then Borrower shall pay the Property Taxes and Charges or reimburse Beneficiary immediately therefor, unless in the opinion of counsel to Beneficiary, it might be unlawful to require Borrower to pay the same or such payment might result in the imposition of interest prohibited by Law. In such case, an Event of Default shall exist.

(d)          Liabilities. Borrower shall pay, prior to delinquency, all debts and liabilities incurred in the construction, operation, development, use, enjoyment, repair, maintenance, replacement, restoration and management of the Property (“Property Liabilities”), including, without limitation, utility charges, sums due mechanics and materialmen and other sums secured or which might be secured by liens on the Property.

(e)          Right to Contest. Borrower may, in good faith, by appropriate proceedings, contest the validity, applicability or amount of any asserted Property Taxes and Charges or Property Liabilities (“Contested Sums”), after written notice of the same to Beneficiary. During such contest, Borrower shall not be deemed in default hereunder if (i) prior to delinquency of the Contested Sum, Borrower deposits with Beneficiary cash or other security, in form satisfactory to Beneficiary in its sole unfettered discretion, adequate to cover the payment of such Contested Sum and any obligation, whether mature or contingent, of Borrower or Beneficiary therefor, together with interest, costs and penalties thereon and (ii) Borrower promptly causes to be paid any amounts adjudged to be due, together with all costs, penalties and interest thereon, before such judgment becomes final. Each such contest shall be concluded and the Contested Sum, interest, costs and penalties thereon shall be paid prior to the date such judgment becomes final or any writ or order is issued under which the Property could be sold pursuant to such judgment.

(f)          Expenses. Borrower shall, to the extent allowed by Law, pay on demand but without counterclaim, setoff, deduction, defense, abatement, suspension, deferment, discrimination or reduction, all fees (including, without limitation, reasonable attorneys’ fees and disbursements), taxes, recording fees, commissions and other liabilities, costs and expenses incurred in connection with (i) the making or enforcement of the Loan Documents;

(i)    Beneficiary’s exercise and enforcement of its rights and remedies under Paragraphs 6, 7, and elsewhere hereof; and (iii) Beneficiary’s protection of the Property and its interest therein.

Borrower is not entitled to any credit on any indebtedness constituting a Secured Debt by reason of the payment of any sums required to be paid under subparagraph 4.1(b) through (f).

4.2     Operation of the Property.

(a)          Maintenance and Alterations. Borrower shall maintain and preserve the Property in good repair and condition and shall correct any defects or faults in the Property. Borrower shall pursue diligently any remedies or recourse which Borrower may have under agreements, warranties and guarantees relating to the Property. Borrower shall not commit, permit or suffer any demolition or waste of the Property or any use or occupancy which constitutes a public or private nuisance. Except in the ordinary course of business, Borrower shall not make any material alterations, improvements, additions, utility installations or the like to the Property without the prior written consent of Beneficiary in each instance which shall not be unreasonably withheld; provided, however, Borrower may make replacements or substitution of any items of the Personalty if the replacement or substitution is of a quality, utility, value, condition and character similar to or better than the replaced or substituted item and is free and clear of any lien, charge, security interest or encumbrance, except as created or permitted by this Deed.

(b)          Liens. Borrower shall promptly discharge any mechanics’, laborers’, materialmen’s or similar lien, charge, attachment, or lis pendens filed or recorded which relates to Borrower or the Property. Pursuant to applicable law, Beneficiary refuses to consent to the furnishing of any labor or materials on the Property which might be deemed to create a lien or liens superior to this Deed.

(c)          Compliance with Laws and Private Covenants. Borrower shall truly keep, observe and satisfy all, and not suffer violations of, any federal, regional, state and local laws, ordinances, rules, regulations, statutes, decisions, orders, judgments, directives or decrees of any governmental or regulatory authority court or arbitrator (herein collectively “Laws”) and private covenants affecting the Property.

(d)          Use and Management. The Property shall at all times be used for hotel purposes approved by Beneficiary. The Property shall at all times be managed by a management agent which has been approved by the Beneficiary prior to execution of any management agreement with the same provided, however, that Borrower may manage the Property until the occurrence of an Event of Default hereunder. Any change in the use of the Property or the management agent shall be subject to the prior written approval of Beneficiary which shall not be unreasonably withheld or delayed.

(e)          Inspection. Borrower shall permit Beneficiary to enter upon and inspect the Property at reasonable times without delay, hindrance or restriction.

4.3       Insurance. Borrower, at its sole cost, for the mutual benefit of Borrower and Beneficiary, shall obtain and maintain during the Term the following policies of insurance:

(a)          Property insurance insuring against loss or damage customarily included under so called “all risk” or “special form” policies including fire, lightning, flood, earthquake, vandalism, and malicious mischief, boiler and machinery and, if available, coverage for damage or destruction caused by “War” , if available, and the “certified” (as defined in the Terrorism Risk Insurance Act of 2002) acts of terrorists (or such policies shall have no exclusion from coverage with respect thereto) and such other insurable hazards as, under good insurance practices, from time to time are insured against for other property and buildings similar to the Property in nature, use, location, height, and type of construction. Such insurance policy shall also insure costs of demolition and increased cost of construction (which insurance for demolition and increased cost of construction may contain a sub-limit satisfactory to Beneficiary). Each such insurance policy shall (i) be in an amount equal to the greater of (A) one hundred percent (100%) of the then replacement cost of the property based on a current appraisal or derived from a 3rd party valuation method without deduction for physical depreciation, and (B) such amount as is necessary so that the insurer would not deem Borrower a co-insurer under such policies, (ii) have deductibles no greater than the lesser of $100,000 or five percent (5%) of net operating income per occurrence, and (iii) contain an agreed amount replacement cost endorsement with a waiver of depreciation, and shall cover, without limitation, all tenant improvements and betterments that Borrower is required to insure pursuant to any Lease on a replacement cost basis. If the insurance required under this subparagraph is not obtained by blanket insurance policies, the insurance policy shall be endorsed to also provide guaranteed building replacement cost to the Improvements and such tenant improvements in an amount to be subject to the consent of Beneficiary, which consent shall not be unreasonably withheld, but in all events, not less than would be required to restore the Property following a Casualty. Beneficiary shall be named lender loss payee on a Standard Mortgagee Endorsement.

(b)          Flood insurance if any part of the Property is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards, in an amount at least equal to the lesser of: (i) the greater of (A) the then full replacement cost of the Property without deduction for physical depreciation and (B) the unpaid Principal and (ii) the maximum limit of coverage available under the National Flood Insurance Plan with respect to the Property; provided, however, that Beneficiary shall be entitled to require flood insurance in amounts greater than the foregoing, in its discretion. Flood insurance deductibles shall be no greater than 5% of the total insurable value when flood insurance is provided in excess of the NFIP limit.

(c)          Public liability insurance, including (i) “Commercial General Liability Insurance”, (ii) “Owned”, “Hired” and “Non Owned Auto Liability”; and (iii) umbrella liability coverage for personal injury, bodily injury, death, accident and property damage, such insurance providing in combination no less than $5,000,000 per occurrence and in the annual aggregate on per location basis, if aggregate limits are shared with other locations the amount of umbrella liability insurance to be provided shall be not less than $20,000,000. The policies described in this subsection shall also include coverage for elevators, escalators, independent contractors, “Contractual Liability” (covering, to the maximum extent permitted by law, Borrower’s obligation to indemnify Beneficiary as required under this Agreement and the other Loan Documents), “Products” and “Completed Operations Liability” coverage.

(d)          Rental loss and/or business interruption insurance (i) with Beneficiary being named as “Lender Loss Payee”, (ii) in an amount equal to one hundred percent (100%) of the projected Rents from the Property during the period of restoration; and (iii) containing an extended period of indemnity endorsement which provides that after the physical loss to the Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is damaged, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such insurance shall be increased from time to time during the Term as and when the estimated or actual Rents increase.

(e)          To the extent such equipment is located at the Property, comprehensive boiler and machinery insurance covering all mechanical and equipment against physical damage, rent loss and improvements loss and covering, without limitation, all tenant improvements and betterments that Borrower is required to insure pursuant to the lease on a replacement cost basis and in the minimum amount $3,000,000.

(f)          Worker’s compensation and disability insurance with respect to any employees of Borrower, if any, as required by any Legal Requirement.

(g)          During any period of construction, repair or restoration, builder’s “all-risk” insurance in an amount equal to not less than the full insurable value of the Property, against such risks (including fire and extended coverage and collapse of the Improvements to agreed limits) as Beneficiary may request, in form and substance acceptable to Beneficiary, and coverage to compensate for the cost of demolition and the increased cost of construction in an amount satisfactory to Beneficiary.

(h)          Such other insurance (including environmental liability insurance, earthquake insurance and windstorm insurance) as may from time to time be reasonably required by Beneficiary in order to protect its interests. When earthquake coverage is required, amount of coverage should be equal to probable maximum loss plus 12 months of business interruption with max deductible of 5%. Windstorm coverage must be provided at full replacement cost with max deductible of 3%.

4.3.1 Policies. All policies of insurance (the “Policies”) required pursuant to these insurance requirements shall (i) be issued by companies approved by Beneficiary and licensed to do business in the State, with a claims paying ability rating of “AA” or better by S&P (and the equivalent by any other Rating Agency) and a rating of A:VII or better in the current Best’s Insurance Reports; (ii) name Beneficiary and its successors and/or assigns as their interests may appear as the mortgagee (in the case of property and rent loss or business interruption insurance) or an additional insured (in the case of liability insurance); (iii) contain (in the case of property insurance) a Non-Contributory Standard Mortgagee Clause and a Lender’s Loss Payable Endorsement, or their equivalents, naming Beneficiary as the Person to which all payments made by such insurance company shall be paid; (iv) provisions permitting Borrower to waive its rights of subrogation against Beneficiary; (v) be assigned and the originals thereof delivered to Beneficiary; (vi) contain such provisions as Beneficiary deems reasonably necessary or desirable to protect its interest, including (A) endorsements providing that neither Borrower, Beneficiary nor any other party shall be a co-insurer under the Policies, (B) that Beneficiary shall receive at least thirty (30) days’ prior written notice of any modification, reduction or cancellation of any of the Policies, (C) an agreement whereby the insurer waives any right to claim any premiums and commissions against Beneficiary, provided that the policy need not waive the requirement that the premium be paid in order for a claim to be paid to the insured and (D) providing that Beneficiary is permitted to make payments to effect the continuation of such Policy upon notice of cancellation due to non-payment of premiums; (vii) in the event any insurance policy (except for general public and other liability and workers compensation insurance) shall contain breach of warranty provisions, such policy shall provide that with respect to the interest of Beneficiary, such insurance policy shall not be invalidated by and shall insure Beneficiary regardless of (A) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by any named insured, (B) the occupancy or use of the premises for purposes more hazardous than permitted by the terms thereof, or (C) any foreclosure or other action or proceeding taken by Beneficiary pursuant to any provision of the Loan Documents; and (viii) be satisfactory in form and substance to Beneficiary and approved by Beneficiary as to amounts, form, risk coverage, deductibles, loss payees and insureds. Borrower shall pay the premiums for such Policies (the “Insurance Premiums”) as the same become due and payable and furnish to Beneficiary evidence of the renewal of each of the Policies together with (unless such Insurance Premiums have been paid by Beneficiary) receipts for or other evidence of the payment of the Insurance Premiums reasonably satisfactory to Beneficiary. If Borrower does not furnish such evidence and receipts at least thirty (30) days prior to the expiration of any expiring Policy, then Beneficiary may, but shall not be obligated to, procure such insurance and pay the Insurance Premiums therefor, and Borrower shall reimburse Beneficiary for the cost of such Insurance Premiums promptly on demand, with interest accruing at the Default Rate. Borrower shall deliver to Beneficiary a certified copy of each Policy within thirty (30) days after its effective date. Within thirty (30) days after request by Beneficiary, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Beneficiary, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices, and the like.

4.4       Escrow. (a) To secure the payment of the taxes and assessments referred to in Paragraph 4.1 and the premiums on the insurance referred to in Paragraph 4.3, on the date hereof Borrower shall deposit with Beneficiary an amount equal to the sum of taxes next coming due plus an amount equal to the insurance premiums next coming due. Additionally, Borrower shall deposit, in addition to the monthly installments of interest (and, when due, principal) due and payable under the Note, monthly until the Secured Debt is fully paid the following sums (collectively the “Tax and Insurance Deposits”):

(i)         a sum equal to one-twelfth (1/12th) of the annual Property Taxes and Charges next due on the Property, all as estimated by Beneficiary (the “Tax Deposits”);

(ii)       a sum equal to one-twelfth (1/12th) of the annual premium or premiums next payable for the insurance herein required to be maintained on or with respect to the Property (the “Insurance Deposits”); and

(iii)      notwithstanding (i) and (ii) above the amount of the initial Tax and Insurance Deposits shall be increased by Beneficiary, and Borrower shall pay the amount estimated by Beneficiary, to adequately fund the escrow to pay taxes, assessments and insurance premiums next due following the date hereof.

The amounts paid as Tax and Insurance Deposits are herein called the “Other Payments.”

(b)        Should the total Tax and Insurance Deposits on hand not be sufficient to pay all of the Taxes, together with all penalties and interest thereon, when the same become due and payable, then the Borrower shall pay to Beneficiary promptly on demand any amount necessary to make up the deficiency. If the total of such Tax and Insurance Deposits exceeds the amount required to pay the Taxes, such excess shall be credited on subsequent payments to be made for such items.

(c)        All such Tax and Insurance Deposits:

(i)         shall be held by Beneficiary or a depository designated by Beneficiary, in trust, with no obligation to segregate such payments and without any obligation arising for the payment of any interest thereon;

(ii)       shall be held in trust to be applied by Beneficiary for the purposes for which made (as hereinabove provided) subject, however, to the security interest granted Beneficiary herein; and

(d)        Provided that no Event of Default (as hereinafter defined) exists and there are sufficient funds in the Tax and Insurance Deposits, Beneficiary agrees to make the payment of the Taxes with reasonable promptness following its receipt of appropriate tax bills therefor, or alternatively upon presentation by Borrower of receipts (paid for) tax bills Beneficiary shall reimburse the Borrower for such tax payments made by the Borrower.

(e)        Upon the occurrence of an Event of Default (as hereinafter defined), Beneficiary may, at its option, without being required to do so, apply any Tax and Insurance Deposits on hand on account of any of the Indebtedness, in such order and manner as Beneficiary may elect. When the Indebtedness has been fully paid, then any remaining Tax and Insurance Deposits shall be paid to the Borrower.

4.5       Sales and Encumbrances. Borrower shall not, without the prior written consent of Beneficiary, which consent, if given in Beneficiary’s sole unfettered discretion, may be conditioned upon a change in the interest rate under the Note, payment of a fee or change in the term of the Note, delivery of a management contract approved by Beneficiary with a management company approved by Beneficiary, and/or the satisfaction of other conditions required by Beneficiary or one or more of the foregoing or other requirements of Beneficiary:

(i)           convey, assign, sell, mortgage, encumber, pledge, dispose of, hypothecate, grant a security interest in, grant options with respect to, or otherwise dispose of (directly or indirectly or by operation of law or otherwise, of record or not), all or any part of any legal or beneficial interest in any part or all of the Property or the Leases, or any interest therein, or any or all of the rents, issues, deposits or profits therefrom; or

(ii)         sell, assign, or otherwise dispose of (whether or not of record or for consideration or not), or permit the sale, assignment or other disposition of, any legal or beneficial interest in the stock of Borrower, if a corporation, or in any general or limited partnership interest in Borrower, if a general or limited partnership or joint venture, or in any membership interest in Borrower, if a limited liability company, except with regard to Permitted Transfers (as hereinafter defined). For purposes of this Section 4.5(ii), “Permitted Transfers” shall mean (i) transfers of interests in Borrower by and among Borrower's members and/or their affiliates, (ii) one or a series of transfers of up to twenty five percent (25%) (in the aggregate) of the interests in Borrower, and (iii) transfers of direct or indirect interests in Borrower's members and/or their affiliates, provided that any transfer under parts (i), (ii) or (iii) of this sentence does not result in a change of control of Borrower.

Any breach of the foregoing by a holder of any interest (legal or beneficial) or stock in Borrower shall constitute an Event of Default under Section 7.1(a).

4.6       Financial Records and Statements. Borrower shall keep accurate books and records in accordance with federal income tax basis of accounting, consistently applied, in which full, true and correct entries shall be promptly made as to all operations of the Property and shall permit all such books and records to be inspected and copied by Beneficiary, its designee or its representatives during customary business hours. Borrower shall deliver or cause to be delivered to Beneficiary monthly, quarterly and/or annual financial information as requested related to the Property, Borrower and Guarantors and an annual operating statement showing in reasonable detail all income and expense of Borrower with respect to the Property, both certified as to accuracy by an independent certified public accountant acceptable to Beneficiary (said documents need not be audited but shall be reviewed), if a default occurs hereunder and Beneficiary requests such a certification in writing.

4.7       Further Assurances. Borrower shall promptly upon request of Beneficiary (a) correct any defect, error or omission which may be discovered in the contents of any Loan Document or in the execution or acknowledgement thereof; (b) execute, acknowledge, deliver and record or file such further instruments (including, without limitation, mortgages, deeds of trust, security agreements, financing statements and specific assignments of rents or leases) and do such further acts, in either case as may be necessary, desirable or proper in Beneficiary’s opinion to (i) carry out more effectively the purposes of the Loan Documents, (ii) protect and preserve the first and valid lien and security interest of this Deed on the Property or to subject thereto any property intended by the terms hereof to be covered hereby, including, without limitation, any renewals, additions, substitutions or replacements thereto or (iii) protect the interest and security interest of Beneficiary in the Property against the rights or interests of third parties.

Borrower hereby appoints Beneficiary as its attorney-in-fact, coupled with an interest, to take the above actions and to perform such obligations on behalf of Borrower, at Borrower’s sole expense, if Borrower fails to comply fully with Borrower’s obligations under this Paragraph 4.7.

4.8       Indemnity. Borrower shall indemnify, defend and hold harmless Beneficiary from and against, and reimburse Beneficiary for, all claims, demands, liabilities, losses, damages, judgments, penalties, costs and expenses, including, without limitation, attorneys’ fees and disbursements, which may be imposed upon, asserted against or incurred or paid by Beneficiary by reason of, on account of or in connection with any bodily injury or death or property damage occurring in, upon or in the vicinity of the Property through any cause whatsoever, or asserted against Beneficiary on account of any act performed or omitted to be performed under the Loan Documents or on account of any transaction arising out of or in any way connected with the Property or the Loan Documents, except as a result of the willful misconduct or gross negligence of Beneficiary, whereupon the exception shall apply only against Beneficiary as the case may be.

4.9       No Preferences. Borrower shall not repay any sums borrowed from anyone other than Beneficiary, if, as a result of, or concurrently with the making of, such payments, Borrower would then be in default under the Loan Documents or in the payment of obligations incurred in the ordinary operation of the Property.

4.10     Notices. Borrower shall deliver to Beneficiary at Beneficiary’s address set forth above, promptly upon receipt of the same, copies of all notices, certificates, documents and instruments received by Borrower which materially and adversely affect Borrower, the Property or the Leases.

4.11     Estoppel Certificates. Borrower shall promptly furnish to Beneficiary from time to time, on the request of Beneficiary, written statements signed and, if so requested, acknowledged, setting forth the then unpaid principal, premium and interest on the Note and specifying any claims, offsets or defenses which Borrower asserts against the Secured Debt or any obligations to be paid or performed by Borrower under the Loan Documents, together with any other information reasonably requested by Beneficiary.

4.12     Legal Existence. If Borrower is executing this instrument as a limited liability company, partnership, corporation, or trust:

(a)          The Borrower warrants that (i) it is duly organized and validly existing, in good standing under the laws of the state of its organization, (ii) it is duly qualified to do business and is in good standing in the state where the Property is located, (iii) it has the power, authority and legal right to carry on the business now being conducted by it and to engage in the transactions contemplated by the Loan Documents, and (iv) the execution and delivery of the Loan Documents and the performance and observance of the provisions thereof have been duly authorized by all necessary actions of the Borrower.

(b)          The Borrower agrees that so long as any of its obligations hereunder, or under the Loan Documents remain unsatisfied, it will not dissolve or liquidate (in whole or in part) its existence, that it will maintain its existence, will not dissolve or otherwise dispose of all or substantially all of its assets and will not consolidate with or merge into another corporation or partnership, without the prior express written consent of the Beneficiary except as may be otherwise provided herein.

(c)          Borrower agrees that so long as any of its obligations hereunder, or under the Loan Documents, remain unsatisfied it will not change its place of business, or if it has more than one place of business, it will not change its chief executive office (i.e. the place from where the Borrower manages the main part of its business operations or affairs), unless Borrower shall have delivered to Beneficiary written notice of such proposed change not less than thirty (30) days before the effective date of such change and shall have taken all action which Beneficiary determines to be reasonably necessary or desirable to file or amend any Uniform Commercial Code financing statement or continuation statement regarding the loan evidenced and secured by the Note and the Loan Documents.

(d)          Borrower shall not change its name or identity unless Borrower shall have delivered to Beneficiary written notice of such proposed change not less than thirty (30) days before the effective date of such change and shall have taken all action which Beneficiary determines to be reasonably necessary or desirable to file or amend any Uniform Commercial Code financing statement or continuation statement regarding the loan evidenced and secured by the Note and the Loan Documents.

4.13     Defense and Notice of Actions. Borrower shall, without liability, cost or expense to Beneficiary, protect, preserve and defend title to the Property, the security hereof and the rights or powers of Beneficiary, against all adverse claimants to title or any possessory or non-possessory interests therein, whether or not such claimants or encumbrances assert title paramount to that of Borrower or Beneficiary or claim their interest on the basis of events or conditions arising subsequent to the date hereof.

4.14     Lost Note. Borrower shall, if the Note is mutilated, destroyed, lost or stolen, deliver to Beneficiary, in substitution therefor, a new promissory note containing the same terms and conditions as the Note with a notation thereon of the unpaid principal and accrued and unpaid interest, and that it is in substitution for the Note.

4.15     Personalty. Borrower shall use the Personalty primarily for business purposes and keep it at the Land. Borrower shall immediately notify Beneficiary in writing of any change in its place of business and, as of the execution hereof and hereafter from time to time when requested by Beneficiary, upon any acquisition of items or property constituting Personalty, Borrower shall provide Beneficiary with a current, accurate inventory of the Personalty.

4.16     SDN List. An Event of Default shall exist if the following appear on the list of Specially Designated Nationals and Blocked Persons that is maintained by the U.S.

Treasury Department’s Office of Foreign Assets Control (“OFAC”) or on any other similar list maintained by any governmental entity or agency (collectively, the “SDN List”): (a) any Borrower; (b) any partner of Borrower; (c) any guarantor or indemnitor; or (d) any person or entity related to any Borrower, any guarantor, any indemnitor, the Secured Debt or the Property.

4.17     Hazardous Waste. Borrower covenants, represents, and warrants that to the best of Borrower’s knowledge and except as may be set forth in the environmental reports delivered to Beneficiary (a) no toxic or hazardous substances, including, without limitation, asbestos and the group of organic compounds known as polychlorinated biphenyls (“Hazardous Substances”), have been or shall be generated, treated, stored or disposed of, or otherwise deposited in or located on the Property, including, without limitation, the surface and subsurface waters of the Property; (b) no activity has been or shall be undertaken on the Property which would cause (i) the Property to become a hazardous waste treatment, storage or disposal facility within the meaning of, or otherwise bring the Property within the ambit of, the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. §6901 et seq., or any similar state law or local ordinance, (ii) a release or threatened release of hazardous waste from the Property within the meaning of, or otherwise bring the Property within the ambit of, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C.

§§9601-9657, as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), or any similar state law or local ordinance or any other environmental law, or (iii) the discharge of pollutants or effluents into any water source or system, or the discharge into the air of any emissions, which would require a permit under the Federal Water Pollution Control Act, 33

U.S.C. §1251 et seq., or the Clean Air Act, 42 U.S.C. §7401, et seq., or any similar state law or local ordinances; (c) there are and shall be no substances or conditions in or on the Property which may support a claim or cause of action under RCRA, CERCLA, SARA, or any other federal, state or local environmental statutes, regulations, ordinances, or other environmental regulatory requirements (“Environmental Laws”), and (d) there are and shall be no underground storage tanks or underground deposits located on the Property.

4.18     Borrower’s Certificate. Borrower shall at the end of each calendar quarter following the date hereof certify to Beneficiary the following:

1.         The quarterly management prepared financial statements are true and correct;

2.         The STR Report provided by Borrower to Beneficiary is based on the current competitive set and is an accurate picture of the performance of the hotel located on the Property (the “Hotel”); and

3.         The Hotel is current on the franchise fees with Borrower’s franchisor and, otherwise, not in default of any of its obligations under the franchise agreement.

5.         Casualties and Takings.

5.1       Notice to Beneficiary. In the event of an act or occurrence of any kind or nature which results in damage, loss or destruction to the Property (a “Casualty”), or commencement of any proceedings or actions which might result in a condemnation or other taking for public or private use of the Property or which relates to injury, damage, benefit or betterment thereto (a “Taking”), Borrower shall immediately notify Beneficiary describing the nature and the extent of the Taking or the Casualty, as the case may be. Borrower shall promptly furnish to Beneficiary copies of all notices, pleadings, determinations and other papers in any such proceedings or negotiations.

5.2       Repair and Replacement. In case of a Casualty, the Borrower will promptly restore the Property to the equivalent of its original condition, regardless of whether insurance proceeds exist, are made available, or are sufficient. In case of a Taking, the Borrower will promptly restore, repair or alter the remaining property in a manner reasonably satisfactory to the Beneficiary. Provided, however, upon a Casualty or Taking, if Beneficiary applies the Insurance Proceeds (defined below) or the Taking Proceeds (defined below) to the reduction of the Secured Debt, Borrower shall be obligated only to remove any debris from the Property and take such actions as are necessary to make the undamaged or non-taken portion of the Property into a functional economic unit, insofar as is practicable under the circumstances.

5.3     Proceeds.

(a)          Collection. Borrower shall use its best efforts to collect the maximum amount of insurance proceeds payable on account of any Casualty (“Insurance Proceeds”), and the maximum award of payment or compensation payable on account of any Taking (“Taking Proceeds”). In the case of a Casualty, Beneficiary may, at its sole option, make proof of loss to the insurer, if not made promptly by Borrower. Borrower shall not settle or otherwise compromise any claim for Insurance Proceeds or Taking Proceeds without Beneficiary’s prior written consent.

(b)          Assignment to Beneficiary. Borrower hereby assigns, sets over and transfers to Beneficiary all Insurance Proceeds and Taking Proceeds and authorizes payments of such Proceeds to be made directly to Beneficiary. Beneficiary may, at its sole option, apply such Proceeds to either of the following:

(i)           payment of any indebtedness constituting a Secured Debt, either in whole or in part, in any order determined by Beneficiary in its sole and unfettered discretion; or

(ii)         repair or replacement of any part of the Property so destroyed, damaged or taken, in which case Beneficiary may impose such terms, conditions and requirements for the disbursement of proceeds for such purposes as it, in its sole unfettered discretion, deems advisable. Beneficiary shall not be a trustee with respect to any Insurance Proceeds or Taking Proceeds, and may commingle Insurance Proceeds or Taking Proceeds with its funds without obligation to pay interest thereon.

If any portion of any indebtedness constituting a Secured Debt shall thereafter be unpaid, Borrower shall not be excused from the payment thereof in accordance with the applicable governing loan documents, including, without limitation, the Loan Documents. Beneficiary shall not, in any event or circumstance, be liable or responsible for failure to collect or exercise diligence in the collection of any Insurance Proceeds or Taking Proceeds.

Notwithstanding the foregoing to the contrary, provided (i) the Borrower is not then in default under this Deed, or the other Loan Documents, (ii) the Insurance Proceeds are deposited in an account with the Beneficiary and disbursed in such a manner as to ensure the restoration of the Property to the approximate condition it was in prior to the loss, (iii) the Insurance Proceeds, together with funds contributed by the Borrower (if necessary), are sufficient to restore the Property to the approximate condition it was in prior to the loss, (iv) the time period remaining on the Loan is sufficient to restore the Property to the approximate condition it was in prior to the loss, and (v) after the restoration of the Property the loan-to-value ratio will be the same as or lower than it was at the time of the execution of this Deed, then, under those circumstances, the Beneficiary will permit the Borrower to use the Insurance Proceeds for the restoration of the Property.

6.           Legal Proceedings. Whether or not an Event of Default (as defined in Paragraph 7.1) has occurred and exists, Beneficiary shall have the right, but not the duty or obligation, to intervene or otherwise participate in, prosecute or defend at any time any legal or equitable proceedings (including, without limitation, any eminent domain proceedings) which, in Beneficiary’s sole unfettered discretion, affect the Property, the Leases or any of the rights created by the Loan Documents.

7.         Defaults, Remedies of Beneficiary.

7.1       Defaults; Events of Default. Any of the following shall constitute an “Event of Default” hereunder:

(a)          Breach of Named Covenant. Any breach by Borrower of the covenants in this Deed in Paragraphs 4.1 (Payments), 4.3 (Insurance), 4.5 (Sales and Encumbrances) or 4.8 (Indemnity), which breach shall immediately thereupon, without notice or opportunity to cure constitute an Event of Default hereunder; or

(b)          Misrepresentations. Any representation or warranty made by Borrower or any person(s) or entity(ies) comprising Borrower or any guarantor(s) under the Loan Documents or any certificate or side letter delivered in connection with the Loan Documents proves to be materially untrue, misleading or is not fulfilled; or

(c)          Breach of Covenant. Any breach by Borrower of any other covenant in the Loan Documents or failure to observe or perform any other covenant, agreement, condition, term or provision of any of the Loan Documents or any certificate or side letter delivered in connection with the Loan Documents, after providing Borrower thirty (30) days notice and opportunity to cure, provided that if Borrower is diligently pursuing the cure of such default, such period shall be extended for Borrower to effectuate such cure but not beyond ninety (90) days following Beneficiary’s notice to Borrower; or

(d)          Bankruptcy. Immediately upon the occurrence of any of the following without the doing of any act or the giving of any notice by Beneficiary: (i) any one or more of the then legal or beneficial owners of the Property, or any individual or entity then personally liable on the Secured Debt (including, without limitation, any indemnitor under the non-recourse provisions under the Note) or, if Borrower is a partnership, any general partner or joint venturer (collectively the “Parties in Interest”) becomes insolvent, make a transfer in fraud of, or assignment for the benefit of, creditors or admit in writing its inability, or is unable, to pay debts as they become due; or (ii) a receiver or trustee is appointed for all or substantially all of the assets of a Party in Interest or for the Property in any proceedings brought by a Party in Interest, or any such receiver or trustee is appointed in any proceeding brought against a Party in Interest or the Property and not discharged within sixty (60) days after such appointment, or a Party in Interest consents or acquiesces in such appointment; or (iii) a Party in Interest files a petition under the Bankruptcy Code, as amended, or under any similar law or statute of the United States or any state thereof, is adjudged a debtor under the Bankruptcy Code or insolvent, or (iv) a petition or answer proposing the adjudication of a Party in Interest as a bankrupt or its reorganization under any present or future federal or state bankruptcy or similar law is filed in any court and such petition or answer is not discharged or denied within sixty (60) days after the filing thereof; or (v) any composition, rearrangement, liquidation, extension, reorganization or other relief of debtors now or hereafter existing is requested by a Party in Interest; or

(e)          Adverse Court Action. A court of competent jurisdiction enters a stay order with respect to, assumes custody of or sequesters all or a substantial part of, the Property, or the Property is taken on execution or by other process of law, if the subject of the court action results from a Casualty of a Taking, then subject to the provisions provided under Section 5 of this Deed; or

(f)          Death or Suspension. Borrower or any persons(s) or entity(ies) comprising Borrower under the Loan Documents terminates or suspends its business (if a partnership, corporation or other entity) or any individual who is a guarantor dies and Borrower fails to replace that guarantor with another individual guarantor acceptable to Beneficiary within sixty (60) days following the death of the prior (deceased) guarantor; or

(g)          Franchise Agreement. The occurrence of any default or event of default under or termination of the Franchise Agreement exceeding the notice and cure period within such Franchise Agreement, including but not limited to any failure to comply with the requirements of the Franchisor with respect to any property improvement plan or similar requirement.

(h)          [Reserved]

(i)           Default Under Other Agreements. (i) Borrower shall (A) default in the payment of any indebtedness (other than the Secured Debt) beyond the period of grace, if any, provided in an instrument or agreement under which such indebtedness was created; or (B) default in the observance or performance of any agreement or condition relating to any indebtedness (other than the Secured Debt) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such indebtedness to become due prior to its stated maturity, or (ii) any indebtedness (other than the Secured Debt) of Borrower shall be declared to be (or shall become) due and payable, or required to be prepaid (other than by (A) a regularly scheduled required prepayment, or (ii) a mandatory (prepayment (unless such required prepayment or mandatory prepayment results from a default thereunder or an event of the type that constitutes and Event of Default)), prior to the stated maturity thereof; provided, however, that subpart (ii) does not apply to secured indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such indebtedness, if such sale or transfer is permitted under the documents providing for such indebtedness.

7.2       Remedies. During the continuance of an Event of Default, Beneficiary may, at any time thereafter, at its option and without notice, exercise any or all of the following remedies:

(a)          Acceleration. Declare any and all indebtedness constituting a Secured Debt to be immediately due and payable, at which point such indebtedness shall be immediately due and payable;

(b)          Foreclosure. Foreclose this Deed by instituting a foreclosure suit in any court having jurisdiction. Borrower hereby waives all right to appraisal allowed under any Laws, which appraisal may be obtained at the option of Beneficiary;

(c)        Offset Rights. Apply in satisfaction of the Secured Debt or any amount at any time to become due or payable in connection with the ownership, occupancy, use, restoration or repair of the Property, any deposits or other sums credited by or due from Beneficiary to Borrower, including, without limitation, Insurance Proceeds, Taking Proceeds and funds held in the escrow account referred to in Paragraph 4.3.1;

(d)        Cure of Default. Without releasing Borrower from any obligation, including, without limitation, Borrower’s obligations created hereunder, under the Loan Documents, or under any other document that creates, secures, or relates to a Secured Debt, cure any Event of Default. In connection therewith, Beneficiary may enter upon the Property and do such acts and things as Beneficiary deems necessary or desirable to protect the Property or the Leases, including, without limitation: (i) paying, purchasing, contesting or compromising any encumbrance, charge, lien, or claim, Property Taxes and Charges or Property Liabilities, (ii) paying any Insurance Premiums, and (iii) employing counsel, accountants, contractors and other appropriate persons to assist Beneficiary in the foregoing. Should Beneficiary make any such payments, the amount thereof shall be secured hereby and Borrower shall reimburse Beneficiary therefor immediately upon demand, and said amount shall bear interest at the Default Rate specified in the Note until repaid;

(e)        Possession of Property. Take physical possession of the Property and of all books, records, documents and accounts relating thereto and exercise, without interference from Borrower, any and all rights which Borrower has with respect to the Property, including, without limitation, the right at Borrower's expense to rent and lease the same, to hire a professional property manager for the Property, and to apply any rents, royalties, income or profits collected to the reduction of the Secured Debt without in any way curing or waiving any default. If necessary to obtain possession as provided for above, Beneficiary may, without exposure to liability from Borrower or other persons, invoke any and all legal remedies to dispossess Borrower, including, without limitation, one or more actions for forcible entry and detainer, trespass and restitution. In connection with any action taken by Beneficiary pursuant to this subparagraph (e), Beneficiary shall not be liable for any loss sustained by Borrower resulting from any failure to let the Property or from any other act or omission of Beneficiary in managing the Property unless caused by the willful misconduct or gross negligence of Beneficiary, nor shall Beneficiary be obligated to perform or discharge any obligation, duty or liability under any Lease or by reason of any Loan Document. Borrower hereby agrees to indemnify, hold harmless and defend Beneficiary from and against any liability, loss or damage incurred by Beneficiary under any Lease or under the Loan Documents as a result of Beneficiary's exercise of rights or remedies under any of the Loan Documents. Should Beneficiary incur any such liability, the amount thereof shall be secured hereby and Borrower shall reimburse Beneficiary therefor immediately upon demand, and said amount shall bear interest at the Default Rate specified in the Note until repaid. Beneficiary shall have full power to make from time to time all alterations, renovations, repairs and replacements to the Property as may seem proper to Beneficiary;

(f)        Sale by Trustee. Beneficiary may elect to have the Trustee, or his successor or substitute as hereinafter provided, enforce this trust by filing a notice of election and demand for sale. In such event, Beneficiary shall cause written notice to be given to Trustee by submitting those documents required pursuant to CRS § 38-38-101 et. seq. In the event of any conflict with the time periods (or requirements) set forth below for action by the Trustee, the requirements of applicable Colorado law (including but not limited to CRS § 38-38-101 et. seq as amended) shall expressly govern. No later than ten (10) days following the receipt of such notice, Trustee shall cause the notice to be recorded in the county in which the Property is located. The Trustee shall mail a copy of the notice to those persons of interest that were listed in the initial notice no more than twenty (20) days after the recording of the notice. Trustee shall advertise the sale of the Property for five (5) consecutive weeks in a newspaper published in the county in which the Property is located. Trustee shall set the sale date to be not less than 110 calendar days and not more than 125 calendar days from the date of the recording of the notice. Trustee shall sell the Property at a public auction, in accordance with the notice, at any door or entrance to a courthouse or within any building where the office of the county clerk and recorder is located to the highest bidder for cash, selling all of the Property as an entirety or in such parcels as the Trustee may elect, and make due conveyance to the purchaser of Trustee’s confirmation deed all in accordance with Title 38, Article 38, Part 1 of the Colorado Revised Statute, as amended, or any other present or subsequent laws relating to same; and out of the money arising from such sale, the Trustee shall pay first, all the expenses of advertising the sale and making the conveyance, including a reasonable commission, which commission shall be due and owing in addition to the attorneys’

fees provided for in the Note and then to Beneficiary the full amount of principal, interest, attorneys’ fees and other charges due and unpaid on the Note and all other indebtedness secured hereby, rendering the balance of the sales price, if any, to Borrower, its successors, heirs or assigns; and the recitals in the conveyance to the purchaser or purchasers shall be full and conclusive evidence of the truth of the matters therein stated, and all prerequisites to said sale shall be presumed to have been performed, and such sale and conveyance shall be conclusive against Borrower, its successors, heirs and assigns.

It is agreed that in the event a foreclosure hereunder should be commenced by the Trustee, or his substitute or successor, Beneficiary may at any time before the sale of the Property direct the said Trustee to abandon the sale, and may then institute suit for the collection of the Note, and for the foreclosure of the lien created by this Deed; it is further agreed that if Beneficiary should institute a suit for the collection thereof, and for a foreclosure of the lien created by this Deed, it may at any time before the entry of a final judgment in said suit dismiss the same, and require the Trustee, his substitute or successor, to sell the Property in accordance with the provisions of this Deed.

Beneficiary shall have the right to purchase at any sale of the Property, and if it is the highest bidder, to have the amount for which the Property is sold credited on the debt then owing.

In the event any sale is made of the Property, or any portion thereof, under the terms of this Deed, Borrower, its successors, heirs and assigns, shall forthwith upon the making of such sale surrender and deliver possession of the Property so sold to the purchaser at such sale, and in the event of their failure to do so they shall thereupon from and after the making of such sale be and continue as tenants at will of such purchaser, and in the event of their failure to surrender possession of the Property upon demand, the purchaser, his successors, heirs and assigns, shall be entitled to institute and maintain an action for forcible detainer in any applicable forum.;

(g)        Receiver. Secure the appointment of a receiver or receivers, as a matter of right for the Property whether such receivership be incident to a proposed sale of such Property or otherwise, and without regard to the value of the Property or the solvency of Borrower. Borrower hereby consents to the appointment of such receiver or receivers, waives any and all defenses to such appointment and agrees not to oppose any application therefor by Beneficiary. The appointment of such receiver, trustee or other appointee by virtue of any court order, or Laws shall not impair or in any manner prejudice the rights of Beneficiary to receive payment of the rents and income pursuant to the Lease Assignment;

(h)        Uniform Commercial Code Remedies. Exercise any and all rights of a secured party with respect to the Personalty under the Uniform Commercial Code of the State of Colorado and in conjunction with, in addition to or in substitution for those rights and remedies:

(1)        take possession of, assemble and collect the Personalty or render it unusable by Borrower; and

(2)        require Borrower to assemble the Personalty and make it available at any place Beneficiary may designate so as to allow Beneficiary to take possession or dispose of the Personalty.

Written notice mailed to Borrower, as provided herein, fifteen (15) days prior to the date of public sale of the Personalty or prior to the date after which private sale of the Personalty will be made, shall be deemed to have been a public sale conducted in a commercially reasonable manner, if held contemporaneously with a sale of Property as provided in this Deed. In the event of a foreclosure sale, whether made by Beneficiary under the terms hereof, or under judgment of a court, the Personalty and the other parts of the Property may, at the option of Beneficiary, be sold in parts or as a whole. It shall not be necessary that Beneficiary take possession of the Personalty prior to the time that any sale pursuant to the provisions of this subparagraph is conducted and it shall not be necessary that the Personalty be present at the location of such sale;

(i)         Subrogation. Have and exercise all rights and remedies of any person, entity or body politic to whom Beneficiary renders payment or performance in connection with the exercise of its rights and remedies under the Loan Documents, including, without limitation, any rights or remedies under any mechanics' or vendors' lien or liens, superior titles, mortgages, deeds of trust, liens, encumbrances, rights, equities and charges of all kinds heretofore or hereafter existing on the Property to the extent that the same are paid or discharged from the proceeds of the Note whether or not released of record; and

(j)         SDN List. Upon an Event of Default under Paragraph 4.16 herein, Beneficiary shall have the right to take any and all action or make any report or notification required by OFAC or any other applicable governmental agency or by applicable laws.

(k)        Other. Take such other actions or commence such other proceedings as Beneficiary deems necessary or advisable to protect its interest in the Property and its ability to collect the Secured Debt as are available under applicable Laws.

Any sums advanced by Beneficiary under this Paragraph 7.2 shall bear interest at the Default Rate specified in the Note, shall be payable by Borrower on demand and, together with such interest, shall constitute a part of the Secured Debt.

All sums realized by Beneficiary under this Paragraph 7.2, less all costs and expenses incurred by Beneficiary under this Paragraph 7.2, including, without limitation, attorneys' fees and disbursements, property management fees, costs of alterations, renovations, repairs and replacements made or authorized by Beneficiary and all expenses incident to Beneficiary taking possession of the Property, and such sums as Beneficiary deems appropriate as a reserve to meet future expenses of the Property, shall be applied to the Secured Debt in such order as Beneficiary shall determine. Thereafter, any balance shall be paid to the person or persons legally entitled thereto.

7.3       Holding Over. Should Borrower, during the continuance of an Event of Default, continue in possession of the Property, either lawfully or unlawfully, Borrower shall be a tenant from day to day, terminable at the will of either Borrower or Beneficiary, at a reasonable market rate rental per diem, based upon the value of the Property occupied computed by Beneficiary in its reasonable discretion, such rental to be due and payable daily to Beneficiary.

7.4       General Provisions.

(a)        Multiple Sales. Several sales may be made pursuant to Paragraph

7.2 without exhausting Beneficiary's right to such remedy for any unsatisfied part of the Secured Debt and without exhausting the power to exercise such remedy for any other part of the Secured Debt, whether matured at the time or subsequently maturing. If a part of the Property is sold pursuant to Paragraph 7.2, and the proceeds thereof do not fully pay and satisfy the Secured Debt, such sale, if so made, shall not in any manner affect the unpaid and unsatisfied part of the Secured Debt, but as to such unpaid and unsatisfied part, the Loan Documents shall remain in full force and effect as though no such sale had been made.

(b)        Cumulative Remedies. All of the rights, remedies and options set forth in Paragraph 7.2 or otherwise available at law or in equity are cumulative and may be exercised without regard to the adequacy of or exclusion of any other right, remedy, option or security held by Beneficiary.

(c)        Right to Purchase. At any sale or sales of the Property pursuant to Paragraph 7.2, Beneficiary shall have the right to purchase the Property being sold, and in such cases the right to credit upon the amount of the bid made therefor (to the extent necessary to satisfy such bid) against the amount of the Secured Debt then due.

(d)        Right to Terminate Proceedings. Beneficiary may, at any time before conclusion of any proceeding or other action brought in connection with its exercise of the remedies provided for in Paragraph 7.2, terminate, without prejudice to Beneficiary, such proceedings or actions. Borrower does not waive its rights to request a stay in enforcement of the terms of this lease, including Beneficiary’s termination rights.

(e)        No Waiver or Release. Beneficiary may resort to any remedies and the security given by the Loan Documents in whole or in part, and in such portions and in such order as may seem best to Beneficiary in its sole unfettered discretion, and any such action shall not in any way be considered as a waiver of any of the rights, benefits or remedies evidenced by the Loan Documents. The failure of Beneficiary to exercise any right, remedy or option provided for in the Loan Documents shall not be deemed to be a waiver of any of the covenants or obligations secured by the Loan Documents. No sale of all or any of the Property, no forbearance on the part of Beneficiary and no extension of the time for the payment of the whole or any part of the Secured Debt or any other indulgence given by Beneficiary to Borrower or any other person or entity, shall operate to release or in any manner affect Beneficiary's interest in the Property or the liability of Borrower to pay the Secured Debt.

(f)        Waivers and Agreements Regarding Remedies. To the full extent Borrower may do so, Borrower hereby:

(i)         agrees that Borrower will not at any time insist upon, plead, claim or take the benefit or advantage of any laws now or hereafter in force providing for any appraisement, valuation, stay, extension or redemption, and waives and releases all rights of redemption, exemption, valuation, appraisement, stay of execution, extension and notice of election to mature or declare due the whole of the Secured Debt

(ii)       waives all rights to a marshalling of the assets of Borrower, including the Property, or to a sale in inverse order of alienation in the event of foreclosure of the interests hereby created, and agrees not to assert any right under any Law pertaining to the marshalling of assets, the sale in inverse order of alienation, the exemption of homestead, the administration of estates of decedents, or other matters whatsoever to defeat, reduce or affect the right of Beneficiary under the terms of the Loan Documents, or any other applicable loan documentation to a sale of the Property for the collection of the Secured Debt without any prior or different resort for collection, or the right of Beneficiary to the payment of the Secured Debt out of proceeds of sale of the Property in preference to every other claimant whatsoever;

(iii)      waives any right to bring or utilize any defense, counterclaim or setoff, other than one which denies the existence or sufficiency of the facts upon which the action is grounded. If any defense, counterclaim or setoff, other than one permitted by the preceding sentence, is timely raised in such foreclosure action, such defense, counterclaim or setoff shall be dismissed. If such defense, counterclaim or setoff is based on a claim which could be tried in an action for money damages, such claim may be brought in a separate action which shall not thereafter be consolidated with Beneficiary’s foreclosure action. The bringing of such separate action for money damages shall not be deemed to afford any grounds for staying Beneficiary’s action;

(iv)       waives and relinquishes any and all rights and remedies which Borrower may have or be able to assert by reason of the provisions of any Laws pertaining to the rights and remedies of sureties; and

(v)        waives the defense of laches and any applicable statues of limitation.

(g)        Concerning the Trustee.

(i)         Trustee, by its acceptance hereof, covenants faithfully to perform and fulfill the trusts herein created, being liable, however, only for willful negligence or misconduct, and hereby waives any statutory fee and agrees to accept reasonable compensation, in lieu thereof, for any services rendered by it in accordance with the terms hereof;

(ii)       Trustee may resign at any time upon giving thirty (30) days’ notice in writing to Beneficiary..

(iii)      In the event of the death, removal, resignation, refusal to act, or the inability to act of Trustee or in Beneficiary’s sole unfettered discretion for any reason whatsoever, Beneficiary may, at any time or from time to time without notice and without specifying any reason therefor and without applying to any court, select and appoint a successor Trustee, and all powers, rights, duties and authority of Trustee, as aforesaid, shall thereupon become vested in such successor without conveyance from the predecessor Trustee. Neither Trustee nor any substitute Trustee shall be required to make oath, render accountings or to file inventory with any court or give bond for the faithful performance of its duties, unless required by Beneficiary. Any substitute Trustee shall be appointed by written instrument duly recorded in the Office of the Register of Deeds in the county where the Realty is located, which appointment may be executed by an authorized agent of Beneficiary and such appointment shall be conclusively presumed to be executed with authority and shall be valid and sufficient without proof of any action by the Members or Managers and any superior officer of Beneficiary. Borrower hereby ratifies and confirms any and all acts which the herein-named Trustee, or its successors or assigns in this trust, shall do lawfully by virtue hereof. Borrower hereby agrees, on behalf of itself and of its heirs, executors, administrators and assigns, that the recital contained in any deed or deeds executed in due form by Trustee or any substitute Trustee, acting under the provisions of this Deed, shall be prima facie evidence of the facts recited, and that it shall not be necessary to prove in any court, otherwise than by such recitals, the existence of the facts essential to authorize the execution and delivery of such deed or deeds and the passing of title thereby.

(iv)      Trustee shall not be liable for any error of judgment or act done by Trustee in good faith, or be otherwise responsible or accountable under any circumstances whatsoever, except for Trustee’s gross negligence or willful misconduct. Trustee shall have the right to rely on any instrument, document or signature authorizing or supporting any action taken or proposed to be taken by it hereunder, believed by Trustee in good faith to be genuine. All monies received by Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated in any manner from any other monies (except to the extent required by law), and Trustee shall be under no liability for interest on any monies received by it hereunder (except to the extent required by Law). Borrower will reimburse Trustee for, and indemnify, save harmless and defend Trustee against, any and all liability and expense (including, without limitation, attorneys’ fees and expenses) which Trustee may incur in performance of its duties under the Loan Documents.

(v)        Oath, bond and inventory on the part of the Trustee are waived.

8.         Possession and Defeasance.

8.1       Possession. Until the occurrence of an Event of Default and except as otherwise expressly provided to the contrary, Borrower shall retain full possession of the Property, subject, however, to all of the terms and provisions of the Loan Documents.

8.2       Defeasance. If all of the Secured Debt is paid as the same becomes due and payable and if all of the covenants, warranties, conditions, undertakings and agreements made in the Loan Documents are kept and performed, then in that event only, all rights under the Loan Documents shall terminate and the Property shall become wholly clear of the liens, grants, security interests, conveyance and assignments evidenced hereby, and Beneficiary shall release or cause to be released, such liens, grants, assignments, conveyances and security interests in due form at Borrower’s cost, and this Deed shall be void.

Recitals of any matters or facts in any instrument executed hereunder shall be conclusive proof of the truthfulness thereof. To the extent permitted by law, such an instrument may describe the grantee as “the person or persons legally entitled thereto.” Beneficiary shall not have any duty to determine the rights of persons claiming to be rightful grantees of any of the Property. When the Property has been fully released, such release shall operate as a reassignment of all future rents, issues and profits of the Property to the person or persons legally entitled thereto, unless such release expressly provides to the contrary.

9.         General.

9.1       Beneficiary’s Right to Waive, Consent or Release. Beneficiary may at any time and from time to time, in writing: (a) waive compliance by Borrower with any covenant herein made by Borrower to the extent and in the manner specified in such writing; (b) consent to Borrower doing any act which Borrower is prohibited hereunder from doing, or consent to Borrower’s failing to do any act which Borrower is required hereunder to do, to the extent and in the manner specified in such writing; or (c) release any part of the Property, or any interest therein from this Deed and the lien created by the Loan Documents or any other applicable loan documentation. No such act shall in any way impair the rights hereunder of Beneficiary, except to the extent specifically agreed to by Beneficiary in such writing.

9.2       No Impairment. The interests and rights of Beneficiary under the Loan Documents shall not be impaired by any indulgence, including, without limitation, (a) any renewal, extension or modification which Beneficiary may grant with respect to any of the Secured Debt, (b) any surrender, compromise, release, renewal, extension, exchange or substitution which Beneficiary may grant in respect of the Property or any interest therein, or (c) any release or indulgence granted to any maker, endorser, guarantor or surety of any of the Secured Debt.

9.3       Amendments. The Loan Documents may not be waived, changed or discharged orally, but only by an agreement in writing and signed by Beneficiary, and any oral waiver, change or discharge of any provision of the Loan Documents shall be without authority and of no force and effect. Such waiver, change or discharge shall be effective only in the specific instances and for the purposes for which given and to the extent therein specified. The Trustee shall not be required to join in the execution of any amendment or modification hereof.

9.4       No Usury. Any provision contained in any of the Loan Documents notwithstanding, Beneficiary shall not be entitled to receive or collect, nor shall Borrower be obligated to pay interest on, any of the Secured Debt in excess of the maximum rate of interest permitted by applicable Laws, and if any provision of the Loan Documents shall ever be construed or held to permit the collection or to require the payment of any amount of interest in excess of that permitted by such Laws, the provisions of this Paragraph 9.4 shall control unless contrary or inconsistent with any provision of the Note, in which case the provisions of the Note shall control. Borrower’s and Beneficiary’s intent is to conform strictly to the usury laws now in force, and the Loan Documents evidencing or relating to any of the Secured Debt shall be held subject to reduction to conform to said Laws as now or hereafter construed.

9.5       Notices. Any notice, request, demand or other communication required or permitted under the Loan Documents (unless otherwise expressly provided therein) shall be given in writing by delivering the same in person to the intended addressee, by overnight courier service with guaranteed next day delivery or by certified United States Mail, postage prepaid or telegram sent to the intended addressee at the applicable addresses of the parties set forth above or to such different addresses as either Borrower or Beneficiary shall have designated by written notice to the other sent in accordance herewith. Such notices shall be deemed given when received or, if earlier, in the case of delivery by certified United States Mail, two (2) days after deposit therein. No notice or demand on Borrower in any case shall of itself entitle Borrower to any other or further notice or demand in similar or other circumstances.

9.6       Successors and Assigns. The terms, provisions, covenants and conditions hereof shall be binding upon Borrower, and any permitted successors and assigns of Borrower, and shall inure to the benefit of Beneficiary and its successors, substitutes and assigns, and shall constitute covenants running with the Land. All references in this Deed to Borrower or Beneficiary shall be deemed to include all such successors, substitutes and assigns. If, in contravention of the provisions of this Deed or otherwise, ownership of the Property or any portion thereof becomes vested in a person other than Borrower, Beneficiary may, without notice to the Borrower, whether or not Beneficiary has given written consent to such change in ownership, deal with such successor or successors in interest with reference to the Loan Documents and the Secured Debt in the same manner as with Borrower, without in any way violating or discharging Beneficiary’s remedies under or Borrower’s liability under the Loan Documents or on the Secured Debt.

9.7       Severability. A determination that any provision of the Loan Documents is unenforceable or invalid shall not affect the enforceability or validity of any other provision, and any determination that the application of any provision of the Loan Documents to any person or circumstances is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to any other persons or circumstances.

9.8       Gender and Construction. Within this Deed, words of any gender shall be held and construed to include any other gender, and words in the singular number shall be held and construed to include the plural, unless the context otherwise requires. References in this Deed to “herein”, “hereunder” or “hereby” shall refer to this entire Deed, unless the context otherwise requires. When the phrase “in its sole unfettered discretion” is used in the Loan Documents with respect to Beneficiary, it shall permit Beneficiary to evaluate such criteria as it chooses in approving or disapproving the requested or pending action without regard to the reasonableness of such criteria or Beneficiary’s ultimate decision.

9.9       Limitation of Liability. The personal liability of Borrower and its partners for the obligations, covenants, agreements, representations and warranties contained within the Loan Documents, as well as the obligations arising hereunder, are and shall be limited to the extent set forth in the Note. If Borrower is comprised of more than one party, then the obligations, covenants, agreements, representations and warranties contained in the Loan Documents are and shall be joint and several as to each party.

9.10     Modifications. References to any of the Loan Documents in this Deed shall be deemed to include all amendments, modifications, extensions and renewals thereof.

9.11     Governing Laws. This Deed shall be construed according to and governed by the laws of the State of Colorado, provided, however, that certain of the Loan Documents are governed by the laws of the State of Georgia.

9.12     Captions. All paragraph and subparagraph captions are for convenience of reference only and shall not affect the construction of any provision herein.

9.13     Acknowledgement of Receipt. Borrower hereby acknowledges receipt, without charge, of a true and complete copy of this Deed.

(Signatures appear on following page)

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, this instrument has been executed by the undersigned on this

4th day of February, 2021

LF3 AURORA, LLC, a Delaware limited liability company

By:	Lodging Fund REIT III OP, LP, its Sole Member

By: Lodging Fund REIT III, Inc., its General Partner

By: /s/ Samuel Montgomery (SEAL)
Name: Samuel Montgomery Title: COO and CFO

(Corporate Seal)

STATE OF NORTH DAKOTA)

COUNTY OF CASS)

Acknowledged before me this 28th day of January, 2021 by Samuel Montgomery, as COO and CFO of Lodging Fund REIT III, Inc., General Partner of Lodging Fund REIT III OP, LP, Sole Member of LF 3 AURORA, LLC, a Delaware limited liability company.

Witness my hand and official seal.

My commission expires: April 25, 2022.

/s/ Jennifer Moum
Notary Public

(signatures continued on following page)

LF3 AURORA TRS, LLC, a Delaware limited liability company

By:	Lodging Fund REIT III TRS, Inc.
Its:	Sole Member

By:	Lodging Fund REIT III OP, LP
Its:	Sole Shareholder

By:	Lodging Fund REIT III, Inc.
Its:	General Partner

/s/ Samuel Montgomery
By:	Samuel Montgomery
Its:	COO and CFO

(Corporate Seal)

STATE OF NORTH DAKOTA)

COUNTY OF CASS)

Acknowledged before me this 28th day of January, 2021 by Samuel Montgomery, as COO and CFO of Lodging Fund REIT III, Inc., General Partner of Lodging Fund REIT III OP, LP, Sole Shareholder of Lodging Fund REIT III TRS, Inc., Sole Member of LF 3 AURORA TRS, LLC, a Delaware limited liability company.

Witness my hand and official seal.

My commission expires: April 25, 2022.

/s/ Jennifer Moum
Notary Public

EXHIBIT “A”

(legal description)

PARCEL I:

Lot 2, Block 1,

ABILENE STATION SUBDIVISION FILING NO. 1, recorded June 9, 2015 at Reception No. D5059964.

County of Arapahoe,

State of Colorado.

PARCEL II:

Beneficial easements in Master Declaration of Covenants, Conditions and Restrictions for Abilene Station recorded July 31, 2015 at Reception No. D5085270.

County of Arapahoe,

State of Colorado

APN 1975-07-2-32-002

EXHIBIT “B”

[Personalty]

(a)          All of Borrower’s building materials, machinery, apparatus, equipment, fittings and fixtures, whether or not actually or constructively attached to the real property described on Exhibit “A” hereof and to the improvements now or hereafter located thereon (said real property and improvements are hereinafter referred to as the “Property”), and including all trade, domestic and ornamental fixtures, and articles of personal property of every kind and nature whatsoever now or hereafter located in, upon or under said Property or any part thereof and used or usable in connection with any present or future operation of said Property and now owned or hereafter acquired by Borrower, including, but without limiting the generality of the foregoing, all heating, air conditioning, freezing, lighting, laundry, incinerating and power equipment; engines; pipes; pumps; tanks; motors; conduits; switchboards; plumbing, lifting, cleaning, fire prevention, fire extinguishing, refrigerating, ventilating and communications apparatus, boilers, ranges, furnaces, oil burners or units thereof; appliances; air cooling and air conditioning apparatus, vacuum cleaning systems; elevators; escalators; shades; awnings; screens; oven, ranges, surface units and disposals; attached cabinets; partitions; ducts and compressors; rugs and carpets; draperies; furniture and furnishings of the type customarily located in commercial, institutional and industrial buildings; together with all additions thereto and replacements thereof.

(b)          All of Borrower’s rents, security deposits, issues and profits which are now due or may hereafter become due from the Property, including, but not limited to rents, security deposits, issues and profits by reason of or in connection with the rents, leasing and bailment of said Property.

(c)          All of Borrower’s awards or payments, including interest thereon, and the right to receive the same, as a result of (i) the exercise of the right of eminent domain, (ii) the alteration of the grade of any street, or (iii) any other injury to, taking of, or decrease in the value of, the Property, to the extent of all amounts which may be owed by Borrower to Beneficiary at the date of receipt of any such award or payment by Beneficiary and of the reasonable attorney’s fees, costs and disbursements incurred by Beneficiary in connection with the collection of such award or payment.

(d)          All of Borrower’s documents, instruments and contract rights relating to the construction of the improvements now or hereafter located on the Property, and including without limitation, any and all construction contracts, architectural contracts, engineering contracts, plans, specifications, drawings, surveys, bonds, permits, licenses, and other governmental approvals.

(e)          All proceeds from Borrower’s insurance policies which in any way relate to the Property or the other property described in this Exhibit “B” and all proceeds and payments owing to the insured under such insurance policies.

(f)          All of Borrower’s right, title and interest in and to all sales contracts, whether now existing or executed after the date hereof, pertaining to any portion of the real property described on Exhibit “A” hereof, and any modifications thereof.

(g)        All proceeds and products of any of the foregoing.

EXHIBIT “C”

Ground Lease Provisions

A.          Representations and Warranties regarding Ground Lease. TRS warrants and represents to Beneficiary that, as of the date of this Deed: (i) the Ground Lease is in full force and effect in accordance with its terms; (ii) TRS has not waived, canceled or surrendered any of its rights under the Ground Lease; (iii) TRS is the sole owner of, and has good and marketable title to, the leasehold estate (“Leasehold Estate”) created by the Ground lease; (iv) the Leasehold Estate and the Land are free and clear of all liens, encumbrances and other matters affecting title, other than the lien of this Deed and the easements, restrictions and other matters listed in the schedule of exceptions to coverage in the title insurance policy issued to Beneficiary in connection with the execution and recordation of this Deed and insuring Beneficiary’s interest in the Leasehold Estate; (v) there is no existing default under the Ground Lease (a “Ground Lessee Default”) and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a Ground Lessee Default; and (vi) to the best of TRS’s knowledge there is no existing default by the lessor (“Ground Lessor ”) under the Ground Lease (a “Ground Lessor Default”) and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a Ground Lessor Default.

B.           Notices under Ground Lease. TRS shall promptly deliver to Beneficiary, and at a minimum within ten (10) days after TRS’s receipt, a true and correct copy of each notice, demand, complaint or request from the Ground Lessor under, or with respect to, the Ground Lease.

C.           TRS’s Obligations to Comply with Ground Lease. TRS shall (i) pay the rent and all other sums of money due and payable at any time and from time to time under the Ground Lease as and when such sums become due and payable, but in any event before the expiration of any grace period provided in the Ground Lease for the payment of any such sum, and (ii) at all times fully perform observe and comply with all other terms, covenants and conditions of the Ground Lease to be performed, observed or complied with by TRS as lessee under the Ground Lease. TRS shall make all payments due under the Ground Lease on or before the date on which each such payment becomes due and payable after taking into consideration any applicable grace period, if any, provided by the Ground Lease. TRS shall deliver evidence of the payment to Beneficiary within ten (10) days after receipt of a written request from Beneficiary for evidence of the payment.

D.          Beneficiary’s Right to Cure TRS Defaults. At any time after Beneficiary receives notice of a Ground Lessee Default, (i) Beneficiary may (but shall not be obligated to do so), make any payment, perform any obligation and take any other action TRS would have the right to pay, perform or take under the Ground Lease which Beneficiary deems necessary or desirable to cure the Ground Lessee Default, and (ii) Beneficiary and its authorized agents shall have the right at any time or from time to time to enter the Leasehold Parcel and improvements thereon, or any part thereof, to such extent and as often as Beneficiary, in its discretion, deems necessary or desirable in order to cure the Ground Lessee Default, subject to the rights of the tenants and occupants of the improvements thereon. Beneficiary may exercise its rights under this section immediately after receipt of notice of a Ground Lessee Default and without regard to any grace period provided to TRS in the Ground Lease to cure the Ground Lessee Default. Beneficiary shall be fully protected for any action taken or omitted to be taken by Beneficiary, in good faith, in reliance on any written notice from Ground Lessor stating that a Ground Lessee Default has occurred and is continuing even though TRS may question or deny the existence or nature of the Ground Lessee Default. All expenditures made by Beneficiary pursuant to this section to cure a Ground Lessee Default shall become an additional part of the Indebtedness.

E.           Covenants to Protect Leasehold Estate. TRS shall not, without the written consent of Beneficiary (which may be given or withheld by Beneficiary in its discretion), (i) surrender the Leasehold Estate or terminate or cancel the Ground Lease, (ii) amend, modify or change the Ground Lease, either orally or in writing, or waive any of TRS’s rights under the Ground Lease, (iii) subordinate the Ground Lease or the Leasehold Estate to any deed to secure debt, mortgage, deed of trust or other lien on the fee title of Ground Lessor to the Leasehold Parcel and Improvements thereon, or (iv) except as otherwise provided in Section F below, reject or assume the Ground Lease or assign the Leasehold Estate pursuant to Section 365(h) of the Bankruptcy Code. TRS absolutely and unconditionally transfers and assigns to Beneficiary all of TRS’s rights to surrender, terminate, cancel, modify and change the Ground Lease, and any such surrender, termination, cancellation, modification or change made without the prior written consent of Beneficiary shall be void and have no legal effect.

F.         Lessee’s Bankruptcy.

(a)          Subject to part (b) of this Section F, TRS assigns to Beneficiary, as additional security for the Indebtedness, TRS’s right to reject the Ground Lease under Section 265 of the Bankruptcy Code after the occurrence of a bankruptcy by TRS.

(b)          If, after the occurrence of a bankruptcy by TRS, TRS decides to reject the Ground Lease, TRS shall give Beneficiary written notice thereof at least fifteen (15) days in advance, of the date on which TRS’ intends to apply to the Bankruptcy Court for authority and permission to reject the Ground Lease. Beneficiary shall have the right, but not the obligation, within fifteen (15) days after receipt of TRS’s notice, to deliver to TRS a notice (“Beneficiary’s Assumption Notice”) in which (i) Beneficiary demands that TRS assign the Ground Lease to Beneficiary, or its designee, in accordance with the Bankruptcy Code, and (ii) Beneficiary agrees to cure or provide adequate assurance of prompt cure of all Ground Lessee Defaults reasonably susceptible of being cured by Beneficiary and of future performance under the Ground Lease. If Beneficiary timely delivers Beneficiary’s Assumption Notice to TRS, TRS shall not reject the Ground Lease and shall within fifteen (15) days after receipt of Beneficiary’s notice, comply with the demand contained in clause (i) of Beneficiary’s notice. If Beneficiary does not timely deliver Beneficiary’s Assumption Notice to TRS, TRS shall have the right to reject the Ground Lease.

G.        Lessor’s Bankruptcy.

(a)          If, after the occurrence of a bankruptcy by the Ground Lessor, the Ground Lessor rejects the Ground Lease pursuant to Section 365(h) of the Bankruptcy Code (i) TRS, immediately after obtaining notice of the rejection, shall deliver a copy of the notice to Beneficiary, (ii) TRS shall not, without Beneficiary’s prior written consent (which may be given or withheld in Beneficiary’s discretion), elect to treat the Ground Lease as terminated pursuant to Section 365(h) or any other applicable provision of the Bankruptcy Code, and this Deed and the lien created by this Deed shall extend to and encumber TRS’s retained rights under the Ground Lease that are appurtenant to the Leasehold Parcel and Improvements thereon for the balance of the term of the Ground Lease and for any renewal or extension of those rights under the Ground Lease. TRS transfers and assigns to Beneficiary, as additional security for the Indebtedness, TRS’s rights, after the rejection of the Ground Lease by the Ground Lessor, to treat the Ground Lease as terminated, and any termination of the Ground Lease made by TRS without Beneficiary’s prior written consent shall be void and have no legal effect.

(b)          TRS transfers and assigns to Beneficiary, as additional security for the Indebtedness, all of TRS’s rights to damages caused by the rejection of the Ground Lease by the Ground Lessor after the occurrence of a bankruptcy by the Ground Lessor and all of TRS’s rights to offset such damages against rent and other charges payable under the Ground Lease. As long as no Default has occurred and is continuing, Beneficiary agrees that it will not enforce its rights under the preceding sentence, but will permit TRS to exercise such rights with Beneficiary’s prior written consent.

H.          No Merger of Estates. If TRS acquires the estate of the Ground Lessor (the “Ground Lessor’s Estate”) (i) there shall be no merger between the Ground Lessor’s Estate and the Leasehold Estate unless all persons, including Beneficiary, having an interest in the Ground Lease consent in writing to the merger, and (ii) simultaneously with TRS’s acquisition the Ground Lessor’s Estate, the lien of this Deed shall automatically, without the necessity of any further conveyance, be spread to cover the Ground Lessor’s Estate and as so spread shall be prior to the lien of any deed to secure debt, mortgage, deed of trust or other lien placed on the Ground Lessor’s Estate after the date of this Deed. Promptly after TRS’s acquisition of the Ground Lessor’s Estate, TRS, at its sole cost and expense, including payment of Beneficiary’s attorneys’ fees and out-of- pocket disbursements, shall execute and deliver all documents and instruments necessary to subject the Ground Lessor’s Estate to the lien of this Deed, and shall provide to Beneficiary a title insurance policy insuring the lien of this Deed as a first lien on the Ground Lessor’s Estate and the Leasehold Estate. If Beneficiary acquires the Ground Lessor’s Estate and the Leasehold Estate (whether pursuant to the provisions of the Ground Lease, by foreclosure of this Deed, or otherwise), the Ground Lessor’s Estate and the Leasehold Estate shall not merge as a result of such acquisition and shall remain separate and distinct for all purposes after such acquisition unless and until Beneficiary shall expressly elect in writing to merge the Ground Lessor’s Estate and the Leasehold Estate.

I.            New Lease. If (i) the Ground Lease is cancelled or terminated for any reason before the natural expiration of its term, and (ii) Beneficiary (or its designee) obtains from Ground Lessor a new lease in accordance with the term of the Ground Lease, TRS shall have no right, title or interest in and to the new lease or the leasehold estate created by the new lease.

J.            Appointment of Beneficiary as TRS’s Attorney-in-Fact. TRS makes, constitutes and appoints Beneficiary as TRS’s attorney-in-fact, in TRS’s name, place and stead, with full power of substitution, to take all actions and to sign all documents and instruments which Beneficiary, in its discretion, considers to be necessary or desirable to (i) prevent or cure a Ground Lessee Default pursuant to Section D above, (ii) perform or carry out any of the TRS’s covenants in these Sections A through J, (iii) request and obtain estoppel certificates from the Lessor under the Ground Lease, and (iv) take any other action that TRS is entitled to take with respect to the Ground Lease. TRS gives and grants to Beneficiary, as TRS’s attorney-in-fact, full power and authority to do and perform every act and sign every document and instrument necessary and proper to be done in the exercise of the foregoing power as fully as TRS might or could do, and TRS hereby ratifies and confirms all acts that Beneficiary, as TRS’s attorney-in-fact, shall lawfully do or cause to be done by virtue of this power of attorney. This power of attorney, being coupled with an interest, shall be irrevocable as long as any of the Indebtedness remains unpaid, provided, however, shall not limit any of the TRS’s rights related to the matters such power of attorney is so granted.